EXHIBIT 99.1

NEWS
FOR IMMEDIATE RELEASE	CONTACT: John E. Peck
President and CEO
(270) 887-2999

HOPFED BANCORP REPORTS THIRD QUARTER RESULTS

HOPKINSVILLE, Ky. (October 24, 2007) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the three and nine-month periods ended September 30, 2007. Net income for the third quarter ended September 30, 2007, was $1,025,000, or $0.29 per share basic and $0.28 per share diluted, compared to $1,012,000, or $0.28 per share (basic and diluted), for the third quarter in 2006. Net income for the nine months ended September 30, 2007, was $3,155,000, or $0.87 per share (basic and diluted), compared with $3,062,000, or $0.84 per share (basic and diluted), for the nine months ended September 30, 2006.

Commenting on the third quarter and year to date results, John E. Peck, president and chief executive officer, said, “For the three and nine month periods ended September 30, 2007, the Company’s loan portfolio grew by more than $27.2 million and $63.2 million, respectively. Providing funding for third quarter loan growth resulted in five basis point reduction in the Company’s year to date net interest margin as compared to the second quarter 2007. However, the Company’s net interest margin remains twenty-two basis points higher as compared to the net interest margin for the year ended December 31, 2006.”

Mr. Peck continued, “For the first nine months in 2007, non-interest income increased $1.4 million compared to the same period last year. This growth is the result of a number of factors, the most important being an increase in service charge and merchant card income, increasing by almost $800,000 in 2007 over the same period in 2006. For the first nine months in 2007, the Company’s fee income from its financial services division increased by more than $400,000 as compared to the first nine months in 2006.

“In addition, the Company’s three retail locations in Clarksville, Tennessee and one new retail location in Murray, Kentucky have been well received by both new and current customers. The Company’s growth has largely been fueled by the addition of new retail locations in both new and current markets. The Company has completed its immediate goals for expanding its retail presence. Management believes that the Company’s current infrastructure is sufficient to accommodate significant organic growth.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has sixteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky and Dickson, Tennessee, and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Earnings Summary
Interest income on loans	$10,397	$8,712	$30,130	$22,762
Interest income on taxable investments	1,772	2,106	5,603	5,870
Interest income on non taxable investments	129	127	374	401
Interest income on time deposits	93	30	347	103

Total interest income	12,391	10,975	36,454	29,136

Interest expense on deposits	5,635	4,465	16,484	11,845
Interest on subordinated debentures	192	194	587	542
Interest on repurchase agreements	402	236	979	357
Interest expense on borrowed funds	1,145	1,420	3,259	3,631

Total interest expense	7,374	6,315	21,309	16,375

Net interest income	5,017	4,660	15,145	12,761
Provision for loan losses	224	312	702	729

Net interest income after provision for loan losses	4,793	4,348	14,443	12,032

Non-interest income:
Income from financial services	293	189	879	442
Gain on sale of investments	—	—	—	42
Gain on sale of loans	30	47	82	110
Service charges	1,076	1,052	2,968	2,326
Income from bank owned life insurance	77	70	247	200
Merchant card income	125	103	361	217
Other	276	242	847	674

Total non-interest income	1,877	1,703	5,384	4,011

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except share, per share and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Non-interest expense:
Salaries and benefits	2,729	2,346	7,927	5,868
Intangible amortization	224	240	705	430
Occupancy expense	684	476	1,945	1,135
Data processing	477	455	1,359	1,112
Advertising expense	236	214	741	555
Professional services expense	337	375	1,113	1,109
State deposit taxes	145	116	411	346
Postage and communications expense	150	122	398	305
Office supplies expense	87	126	270	263
Other operating expenses	165	151	506	554

Total non-interest expense	5,234	4,621	15,375	11,677

Net income before income taxes	1,436	1,430	4,452	4,366
Income tax expense	411	418	1,297	1,304

Net income	$1,025	$1,012	$3,155	$3,062

Earnings per share – basic	$0.29	$0.28	$0.87	$0.84
Earnings per share – diluted	$0.28	$0.28	$0.87	$0.84
Dividend per share	0.12	$0.12	$0.36	$0.36

Weighted average shares outstanding – Basic	3,584,053	3,637,288	3,607,870	3,634,362

Weighted average shares outstanding – Diluted	3,607,093	3,663,883	3,628,455	3,656,872

	As of
	September 30, 2007	December 31, 2006
Total assets	$796,406	$770,888
Loans receivable, gross	562,916	499,438
Securities available for sale	139,525	183,339
Required investment in FHLB stock	3,836	3,639
Securities held to maturity	17,918	18,018
Allowance for loan losses	4,840	4,470
Total deposits	582,262	569,433
Total borrowings	112,590	113,621
Stockholders’ equity	54,450	52,270
Repurchase agreements	41,722	21,236
Book value	$15.12	$14.41
Allowance for loan loss / Gross loans	0.86%	0.90%
Non performing assets / Total assets	0.14%	0.16%
Non accrual loans / Total loans	0.13%	0.17%
Tax equivalent net yield on interest earning assets	2.93%	2.71%